Consent of Independent Registered Public Accounting Firm



The Board of Directors
Alliance All-Market Advantage Fund, Inc.


We consent to the use of our report for Alliance All-Market Advantage Fund, Inc., incorporated herein by reference as of August 28, 2007, and to the reference to our firm under the heading "Financial Highlights of Alliance All-Market Advantage Fund, Inc." in the Proxy Statement/Prospectus on Form N-14.

KPMG LLP




New York, New York
August 28, 2007